Exhibit 4.7
SUPPLEMENTAL INDENTURE

ZIONS BANCORPORATION

THIRD SUPPLEMENTAL INDENTURE
DATED AS OF APRIL 21, 2014

The Bank of New York Mellon Trust Company, N.A. as Trustee
THIRD SUPPLEMENTAL INDENTURE
THIRD SUPPLEMENTAL INDENTURE ("Supplemental Indenture") dated as of April 21, 2014, between Zions Bancorporation, a corporation duly organized and existing under the laws of the State of Utah (the "Company"), and The Bank of New York Mellon Trust Company, N.A. (the "Trustee").
RECITALS OF THE COMPANY
WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of September 10, 2002 (as supplemented, the "Indenture"), which provides for the issuance from time to time of the Company's subordinated debt securities (the "Securities") in one or more series;
WHEREAS, the Company and the Trustee desire to amend the Indenture as more particularly set forth in this Supplemental Indenture; and
WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.
NOW, THEREFORE, THIS INDENTURE WITNESSETH:
For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities or of series thereof, as follows:
ARTICLE 1
Definitions
Section 1.01 General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.
ARTICLE 2
Agreements of Parties
Section 2.01 Redemption Notices. With respect to any Securities issued on or after the date of this Supplemental Indenture (other than Securities issued on or after the date of this Supplemental Indenture that are part of a series initially issued prior to the date of this Supplemental Indenture):
(a) Clause (7) of Section 301 is hereby amended and restated in its entirety as follows:

"(7) the period or periods within which, the price or prices at which and the terms and conditions upon which any Securities of the series may be redeemed, in whole or in part, at the option of the Company and, if other than by a Board Resolution, the manner in which any election by the Company to redeem the Securities shall be evidenced, and the number of days prior to the Redemption Date that the Company shall give the notice required by Section 1102 of the Indenture, if less than 60 days prior to the Redemption Date fixed by the Company; provided, that such notice period shall be acceptable to the Trustee;".
(b) The first sentence of Section 1104 is hereby amended and restated in its entirety as follows:
"Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed, at his address appearing in the Security Register except as otherwise determined pursuant to Section 301.".
Section 2.02 Additional Amendments. With respect to any Securities issued on or after the date of this Supplemental Indenture (other than Securities issued on or after the date of this Supplemental Indenture that are part of a series initially issued prior to the date of this Supplemental Indenture):
(a) Section 105 is hereby amended by adding the following new paragraph at the end of such Section:
"The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the list. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee"s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee"s reliance upon and compliance with such instructions irrespective of whether such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties."
(b) Article One of the Indenture is hereby amended by adding the following new Section 114 thereto:
"SECTION 114. Waiver of Jury Trial.
EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(c) Section 603 of the Indenture is hereby amended by deleting "and" after ";" in Section 603(6) and adding the following after Section 603(7):
"(8) the Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;
(9) in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;
(10) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder;
(11) the Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture; and
(12) in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.".

ARTICLE 3
Miscellaneous Provisions
Section 3.01 Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee and as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Securities or of series thereof hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.
Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
Section 3.03 Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
Section 3.04 No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than (a) the parties hereto and their successors hereunder, (b) the holders of Senior Indebtedness, (c) the Holders and (d) subject to Section 907, the creditors in respect of General Obligations, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.
Section 3.05 Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 3.06 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Section 3.07 Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
Section 3.08 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.
Section 3.09 Counterpart Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ZIONS BANCORPORATION

By:	/s/ W. David Hemingway
Name: W. David Hemingway
Title: EVP, Capital Markets and Investments

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Melonee Yong
Name: Melonee Yong
Title: Vice President
[Signature page to Third Supplemental Indenture]